Exhibit 99.1

Golden Minerals Company Produces 3,608 oz Gold in First Quarter 2022

GOLDEN, CO - /BUSINESS WIRE/ - April 14, 2022 – – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) has reported production data from its Rodeo gold-silver mine (Durango State, Mexico) for the first quarter of 2022. Summary highlights include the following:

•	Payable gold production: 3,608 oz Au

•	Payable silver production: 13,944 oz Ag

•	Payable gold equivalent production: 3,787 AuEq oz

•	Average gold grade: 3.1 g/t Au

•	Throughput (tonnes per day (“tpd”) processed): 527 tpd

•	Gold recovery: 75.4%

•	Silver recovery: 82.8%

•	Realized gold/silver prices (before selling and refining costs): $1,888/oz Au and $24.24/oz Ag

Full production data for the first quarter 2022 is shown in the table below:

Three Months Ended
Mar. 31, 2022
Total tonnes mined (1)	203,591
Total tonnes in stockpiles awaiting processing (2)	10,898
Total tonnes in low grade stockpiles (3)	88,559
Tonnes processed	47,437
Tonnes per day processed	527

Gold grade processed (grams per tonne)	3.1
Silver grade processed (grams per tonne)	11.6

Plant recovery - gold (%)	75.4
Plant recovery - silver (%)	82.8

Payable gold produced in dore (ounces)	3,608
Payable silver produced in dore (ounces)	13,944
Payable gold equivalent produced in dore (ounces) (4)	3,787

Gold sold in dore (ounces)	3,855
Silver sold in dore (ounces)	14,481
Gold equivalent sold in dore (ounces) (4)	4,040

Realized price, before refining and selling costs
Gold (dollar per ounce)	$1,888
Silver (dollar per ounce)	$24.24

(1) Includes all mined material transported to the plant, stockpiled or designated as waste

(2) Includes mined material stockpiled at the mine or transported to the plant awaiting processing in the plant

(3) Material grading between 1.6 g/t (current cut off grade) and 1 g/t Au held for possible future processing

(4) Gold equivalents based on realized $ Au and $ Ag price

G O L D E N  M I N E R A L S  C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Follow us at www.linkedin.com/company/golden-minerals-company/ and https://twitter.com/Golden_Minerals

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

G O L D E N  M I N E R A L S  C O M P A N Y

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060